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                IMPORTANT INFORMATION TO HELP YOU UNDERSTAND AND
                             VOTE ON THE PROPOSALS

     Please read the enclosed Prospectus and Proxy Statement for a complete description of the proposals. However, as a quick reference, the following questions and answers provide a brief overview of the proposals.

Q. WHAT HAS BEEN PROPOSED?

A. The Board of Directors of Enterprise Group of Funds, Inc. ("Enterprise Funds") has proposed the reorganization of two series of Enterprise Funds into two other series of Enterprise Funds. It is proposed that all of the assets and liabilities of the Global Health Care Fund be acquired by the Capital Appreciation Fund in exchange for shares of the Capital Appreciation Fund, and all of the assets and liabilities of the Mid-Cap Growth Fund be acquired by the Managed Fund in exchange for shares of the Managed Fund. These transactions are referred to as the "Reorganizations". These Reorganizations must be approved by you, the shareholders of the Global Health Care Fund or Mid-Cap Growth Fund.

   Each Reorganization is separate, and is not conditioned on the approval of the other Reorganization.

Q. WHAT DOES IT MEAN WHEN MUTUAL FUNDS REORGANIZE?

A. A mutual fund reorganization occurs when a fund company combines the assets of one fund with those of another, often called the "surviving entity" or "survivor." In general, the combined fund takes the name and other characteristics of whichever predecessor fund had the larger asset base. If you are a shareholder of Global Health Care Fund, after the Reorganization, you will become a shareholder of the Capital Appreciation Fund. If you are a shareholder of Mid-Cap Growth Fund, after the Reorganization, you will become a shareholder of the Managed Fund.

Q. WILL I OWN THE SAME CLASS OF SHARES AFTER THE REORGANIZATION AS I CURRENTLY OWN?

A. Yes. The shares of the surviving Fund you receive in the Reorganization will be the same class as the shares you currently own.

Q. WILL I OWN THE SAME NUMBER OF SHARES OF THE SURVIVING FUND AFTER THE REORGANIZATION AS I CURRENTLY OWN?

A. No. You will receive shares of common stock of the surviving Fund with the same aggregate net asset value as the share of the Fund owned by you at the close of business on the business day prior to the closing date of the Reorganization (the "Valuation Time"). The number of shares you will receive will depend on the relative net asset values of the shares of your Fund and the surviving Fund at the Valuation Time.

Q. WHAT IS THE PRIMARY REASON FOR THE REORGANIZATIONS?

A. Enterprise believes that by creating larger asset bases, the surviving funds can achieve greater economies of scales and have reduced expenses for shareholders. As of June 30, 2002, the assets of Global Health Care Fund and Mid-Cap Growth Fund, the funds to be reorganized, are $14.1 million and $12.9 million respectively. After the reorganizations, the Capital Appreciation Fund and the Managed Fund are projected to have assets of approximately $209.4 million and $150.6 million respectively, enabling greater efficiencies in investment management.
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Q. ARE THERE OTHER REASONS FOR THE PROPOSED FUND REORGANIZATIONS?

A. Yes. The Board of Directors of Enterprise Funds weighed a number of factors in reaching its decision regarding Reorganizations, including:

   - the compatibility of the investment objectives, and certain strategies of the Funds;

   - the relative past and current growth in assets, historical investment performance and perceived future prospects;

   - the inability of the Funds of each of the Funds to attract significant assets;

   - the fees and expenses of the Funds to be reorganized, the acquiring Funds and the combined Funds;

   - the expense reimbursement arrangements currently in place and the possibility that they will be changed or terminated;

   - the costs of the Reorganizations, which will be paid for by Enterprise Capital Management, Inc., the Adviser of the Funds;

   - the tax-free nature of the Reorganizations to the funds and their shareholders; and

   - the potential benefits to the shareholders of the respective Funds.

Q. WHAT IS THE PURPOSE OF THE PROXY?

A. The purpose of the proxy is to ask you to vote to approve the proposed Reorganizations.

Q. WHY AM I RECEIVING PROXY INFORMATION ON FUNDS THAT I DO NOT OWN?

A. The Global Health Care Fund and Mid-Cap Growth Funds are portfolios of the Enterprise Funds. Shareholders of each fund to be reorganized are being asked to approve the same proposals, so most of the information that must be included in a proxy statement for your fund needs to be included in a proxy statement for the other fund as well. Therefore, in order to save money, one proxy statement has been prepared.

   You are a shareholder of at least one of the two funds to be reorganized. You may be a shareholder in both of the funds. When you vote, you will vote on the proposed Reorganization(s) of the Fund(s) that you are a shareholder of on the shareholder record date, November 15, 2002.

Q. HAS THE BOARD APPROVED THE PROPOSALS?

A. Yes. The Board has approved the proposals and recommends that you vote to approve them.

Q. HOW MANY VOTES AM I ENTITLED TO CAST?

A. As a shareholder, you are entitled to one vote for each share you own of your Fund on the record date. The record date is November 15, 2002.

Q. HOW DO I VOTE MY SHARES?

A. To vote, you may use any of the following methods;

   - By Mail. Please complete, date and sign the enclosed proxy card and mail it in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares,
     please call Enterprise Funds at           .

   - By Internet. Have your proxy card available. Go to the Web site on the proxy card. Enter your control number from your proxy card and follow the instructions found on the Web site.

   - By telephone. Have your proxy card available. Call the toll free number on the proxy card. Enter your control number from your proxy card and follow the simple instructions.

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Q. HOW DO I SIGN THE PROXY CARD?

A. Individual Accounts: Shareholders should sign exactly as their names appear on the account registration shown on the card.

   Joint Accounts: Both owners must sign and the signatures should conform exactly to the names shown on the account registration.

   All Other Accounts:  The person signing must indicate his or her capacity.

   For example, a trustee for a trust should include his or her title when he or she signs, such as "Jane Doe, Trustee"; or an authorized officer of a company should indicate his or her position with the company, such as "John Smith, President."

The attached Prospectus and Proxy Statement contains more detailed information about the proposals. Please read it carefully.

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